UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2005

Gas Transmission Northwest Corporation

(Exact name of registrant as specified in its charter)

California	0-25842	94-1512922
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1400 SW Fifth Avenue, Suite 900 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 833-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Creation of a Material Financial Obligation, Event Triggering a Material Financial Obligation, Or Event Accelerating or Increasing Such an Obligation

As previously reported, Gas Transmission Northwest Corporation (GTNC) is a defendant in two lawsuits designated as Liberty Electric Power, LLC v. PG&E Gas Transmission, Northwest Corporation, H-03-3649 (S.D. Tex.) (“Liberty I”); Liberty Electric Power, LLC v. PG&E Gas Transmission, Northwest Corporation, H-03-3646 (S.D. Tex.) (“Liberty II”). This litigation relates to claims by Liberty Electric Power, LLC (Liberty) on a guarantee issued by GTNC in support of a former affiliate, NEGT Energy Trading—Power, LP (ET Power), related to a tolling agreement between ET Power and Liberty.

As more completely described in GTNC’s form 10K for the year ending December 31, 2004, the valuation of ET Power’s potential liability to Liberty, and therefore of GTNC’s potential obligation under the guarantee to Liberty, was subject to an arbitration proceeding before the American Arbitration Association. As of December 31, 2004, GTNC had recorded a liability of $95.4 million based on representations made by ET Power in the arbitration proceeding.

On March 30, 2005, the Arbitration Panel issued an award to Liberty in the amount of $140 million, plus interest. As a result of the arbitration award, GTN has increased its recorded liability at March 31, 2005 to $140 million, the full face value of the guarantee, and recorded an additional pre-tax charge of $44.6 million in the first quarter of 2005.

In connection with the closing of the Stock Purchase Agreement for the sale of GTNC to TransCanada American Investments Ltd., a subsidiary of TransCanada Corporation (collectively, TransCanada), TransCanada paid a portion of the purchase price into an escrow account, equal to the full face amount of certain then outstanding guarantees, including the Liberty guarantee, issued by GTNC in favor of certain former NEGT affiliates, including ET Power. Amounts in the escrow account will be used to fund any liability of GTNC under such guarantees. In the case of the Liberty guarantee, the escrow account holds $140.0 million, the face amount of the guarantee with Liberty, which is specifically identified to satisfy any liability which may result under the guarantee. Coincident with payments made from the escrow account to satisfy any obligation that GTNC has with respect to the guarantees, or which may arise in the future, the Company will reduce its recorded liability and will record an increase in additional paid-in capital. Management expects that any obligation that GTNC has with respect to the guarantees will be fully satisfied with funds from the escrow account and, as a result, there will be no impact on the Company’s cash flows. Further, when the Company’s liabilities associated with the guarantees are eliminated, the reduction in the Company’s equity which was recorded when the liabilities were recognized will be restored with the associated additional paid-in capital contribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Transmission Northwest Corporation

Date: April 11, 2005	/s/ Ronald J. Turner
	Name	Ronald J. Turner
	Title	President